EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2011 Results

  Net income of $2.2 million for 2011, an increase from $234,758 for prior-year quarter
  Effect of acquisition accounting reduced net income by $1.6 million, or 6 cents per share of Class A common stock, and increased GAAP combined ratio by 2.4 points
  20.7% rise in net written premiums reflects benefits of acquisition activity and organic growth
  First quarter statutory combined ratio1 at 99.1%

MARIETTA, Pa., April 20, 2011 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported financial results for the first quarter of 2011.

	Three Months Ended March 31,
	2011	2010	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 103,795	$ 91,372	13.6%
Investment income, net	5,230	4,930	6.1%
Realized gains	373	22	1595.5%
Total revenues	111,583	97,915	14.0%
Net income	2,206	235	838.7%

Per Share Data
Net income – Class A	$ 0.09	0.01	800.0%
Net income – Class B	0.08	0.01	700.0%

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "We are pleased to report significant improvement in our first quarter results. Although our results were impacted adversely by claim activity from winter weather events and the effect of acquisition accounting, we are pleased that the actions we have undertaken over the past year have begun to increase profitability."

Mr. Nikolaus added, "Our acquisition of Michigan Insurance Company in December 2010 contributed to our premium growth and underwriting profitability for the first quarter of 2011. We are continuing to make significant progress in integrating Michigan Insurance Company into our family of insurance companies, and we expect to reap additional benefits in terms of efficiency and cost savings as time progresses."

The Company's book value per share increased to $14.96 at March 31, 2011 from $14.86 at year-end 2010 but was down slightly from $15.11 a year ago. The Company attributes the increase since year-end to its positive operating results and modest increases in the Company's net after-tax unrealized gains within its available-for-sale fixed maturity investment portfolio.

Insurance Operations

Donegal Group is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended March 31,
	Prior to MICO Premiums			Including MICO Premiums
	2011	2010	% Change	2011	2010	% Change
	(dollars in thousands)

Net Premiums Written
Personal Lines:
Automobile	$ 42,893	$ 41,226	4.0%	$ 46,289	$ 41,226	12.3%
Homeowners	17,787	16,681	6.6	19,438	16,681	16.5
Other	3,080	2,934	5.0	3,388	2,934	15.5
Total personal lines	63,760	60,841	4.8	69,115	60,841	13.6
Commercial Lines:
Automobile	10,280	9,383	9.6	11,331	9,383	20.8
Workers' compensation	11,508	9,721	18.4	14,951	9,721	53.8
Commercial multi-peril	13,411	12,156	10.3	15,249	12,156	25.4
Other	1,005	843	19.2	1,544	843	83.2
Total commercial lines	36,204	32,103	12.8	43,075	32,103	34.2
Total net premiums written	$ 99,964	$ 92,944	7.6%	$ 112,190	$ 92,944	20.7%

GAAP Combined Ratios
Loss ratio				70.4%	74.4%
Expense ratio				33.2	31.4
Dividend ratio				0.2	0.2
Combined ratio				103.8	106.0

Statutory Combined Ratios
Commercial lines				94.3%	105.7%
Personal lines				101.8	103.5
Total lines				99.1	104.0

The Company's net premiums written rose 20.7% in the first quarter of 2011, reflecting a 34.2% increase in commercial lines writings and a 13.6% increase in personal lines writings. The Company attributes the $19.2 million increase in net premiums written for the quarter to:

  An increase of $12.2 million, or 13.2% of total net premiums written for the first quarter of 2010, related to the Company's acquisition of Michigan Insurance Company ("MICO") effective December 1, 2010. This amount includes the net premiums that MICO retained and additional premiums Atlantic States Insurance Company assumed through the pooling agreement as a result of Donegal Mutual Insurance Company entering into a 25% quota share reinsurance agreement with MICO as of December 1, 2010. The acquisition of MICO resulted in increases of $6.9 million and $5.3 million, respectively, in the Company's commercial and personal lines net premiums written for the quarter.
  An increase of $4.1 million in commercial lines premiums during the first quarter of 2011, excluding MICO premiums, representing 12.8% growth over commercial lines net premiums written in the first quarter of 2010.
  An increase of $2.9 million in personal lines premiums during the first quarter of 2011, excluding MICO premiums, reflecting primarily the impact of premium rate increases implemented throughout 2010 and representing 4.8% growth over personal lines net premiums written in the first quarter of 2010.

Mr. Nikolaus noted, "We were successful in achieving solid organic growth during the quarter, producing a 7.6% increase in net premiums written, excluding MICO, compared to our net writings in the first quarter of 2010. Our overall growth rate rose above 20%, demonstrating the effectiveness of our strategy of growing organically as well as by acquisition."

Net premiums earned for the first quarter of 2011 rose 13.6%, reflecting increases in net premiums written during 2010 and 2011 that were partially offset by a $1.8 million amortization adjustment related to the MICO acquisition.  As GAAP acquisition accounting requires, the Company eliminated MICO's deferred acquisition costs and unearned commission income and recorded MICO's obligations and rights under unexpired insurance and reinsurance contracts at their estimated fair value. The Company estimated the fair value adjustments by applying a market ceding commission rate to MICO's unearned premiums and prepaid reinsurance premiums that resulted in a net reduction of MICO's obligations.  The Company is amortizing the ceding commission component of the fair value adjustments over the estimated remaining term of MICO's policies in force as of the acquisition date and recording the amortization as a reduction in net premiums earned.

For the first quarter of 2011, this amortization of ceding commissions reduced the Company's net premiums earned by $1.8 million. The Company will amortize the remaining ceding commission component of the fair value adjustments of $1.5 million throughout the remainder of 2011. The Company bases its GAAP underwriting ratios on net premiums earned. As a result of the effect of acquisition accounting described above, the Company's GAAP underwriting ratios are not directly comparable to its prior year ratios. The GAAP combined ratio was 103.8% for the first quarter of 2011, compared to 106.0% for the prior year quarter.

The GAAP acquisition accounting adjustments did not affect the comparability of the Company's statutory ratios. The Company's statutory combined ratio was 99.1% for the first quarter of 2011, compared to 104.0% for the first quarter of 2010.   The Company's statutory loss ratio1 of 69.4% for the first quarter of 2011 compared favorably to 74.5% for the first quarter of 2010, reflecting less severe winter weather claim activity and fewer large fire losses.

The Company's other underwriting expenses included approximately $700,000 in non-deferrable costs of MICO for which the Company will recognize ceding commissions over the terms of the policies to which the expenses related. The Company's GAAP expense ratio reflects this additional expense. The Company's statutory expense ratio1 remained relatively constant at 29.5% for the first quarter of 2011, compared to 29.3% for the first quarter of 2010.

Mr. Nikolaus said, "We are pleased to see clear signs of improvement in the fundamentals of our business, and we are continuing to monitor and address areas where we desire to see further improvement."

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company has invested 92.8% of its consolidated portfolio in diversified, highly rated and marketable fixed-maturity investments as of March 31, 2011.

	As of March 31, 2011		As of December 31, 2010
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 76,976	10.6%	$ 58,316	8.0%
Obligations of states and political subdivisions	423,520	58.2%	449,481	61.7%
Corporate securities	69,818	9.6%	70,342	9.7%
Residential mortgage-backed securities	104,610	14.4%	90,473	12.4%
Total fixed maturities	674,924	92.8%	668,612	91.8%
Equity securities, at fair value	18,259	2.5%	10,162	1.4%
Investments in affiliates	8,976	1.2%	8,992	1.2%
Short-term investments, at cost	25,787	3.5%	40,776	5.6%
Total investments	727,946	100.0%	728,542	100.0%

Average fixed-maturity yield	2.9%		2.9%
Average tax-equivalent fixed-maturity yield	4.0%		4.0%
Average fixed-maturity duration (years)	5.2		5.1

Net investment income increased by 6.1% for first quarter of 2011, reflecting the benefit of the additional invested assets the Company acquired from MICO. The Company had no impairments it considered to be other than temporary in its investment portfolio in the first quarter of 2011 or 2010.

Commenting on the Company's investment operations, Mr. Nikolaus said, "Our average investment portfolio yield remained consistent during the first quarter of 2011 compared to 2010. We continued our intentional lowering of the percentage of our total portfolio that we have invested in municipal bonds to reduce our concentration in that sector. Municipal bonds represented 58.2% of the portfolio as of the end of the first quarter, down from 61.7% at year-end 2010."

Pending Acquisition of Union National Financial Corporation

The Company and Donegal Mutual expect to consummate the pending merger of Union National Financial Corporation (a Lancaster County-based bank holding company with total assets of $448 million at December 31, 2010) with and into Donegal Financial Services Corporation ("DFSC") in early May 2011. The Company currently owns 48.2% of the outstanding stock of DFSC and expects to contribute additional capital to DFSC to facilitate the merger. The Company expects its ownership percentage of DFSC to remain at 48.2% after completion of the merger. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC and will make a proportional capital contribution to DFSC.

Conference Call

The Company will hold a conference call and webcast on Wednesday, April 20, 2011, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably for more than two decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service and profitability.

The Donegal Insurance Group has an A.M. Best rating of A (Excellent) and has been ranked among the top 50 performing property and casualty insurance companies nationwide in each of the past six years by Ward Group, a Cincinnati-based operational consulting firm specializing in the insurance industry.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

1 Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under statutory accounting practices prescribed by state insurance regulators. The statutory combined ratio is the sum of the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned; the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written and the statutory dividend ratio, which is the ratio of dividends to policyholders to premiums earned. The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2011	2010

Net premiums earned	$ 103,795	$ 91,372
Investment income, net of expenses	5,230	4,930
Net realized investment gains	373	22
Lease income	232	227
Installment payment fees	1,834	1,300
Other income	119	64
Total revenues	111,583	97,915

Net losses and loss expenses	73,080	67,981
Amortization of deferred acquisition costs	16,992	16,015
Other underwriting expenses	17,447	12,633
Policyholder dividends	207	179
Interest	443	185
Other expenses	818	646
Total expenses	108,987	97,639

Income before income tax expense	2,596	276
Income tax expense	390	41

Net income	$ 2,206	$ 235

Net income per common share:
Class A - basic and diluted	$ 0.09	$ 0.01
Class B - basic and diluted	$ 0.08	$ 0.01

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	20,674,949	19,930,641
Class A - diluted	20,674,949	19,930,641
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 112,190	$ 92,944

Book value per common share at end of period	$ 14.96	$ 15.11

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 64,068	$ 64,766
Available for sale, at fair value	610,856	603,846
Equity securities, at fair value	18,259	10,162
Investments in affiliates	8,976	8,992
Short-term investments, at cost	25,787	40,776
Total investments	727,946	728,542
Cash	17,472	16,342
Premiums receivable	101,869	96,468
Reinsurance receivable	174,554	173,837
Deferred policy acquisition costs	34,664	34,446
Prepaid reinsurance premiums	98,041	89,366
Other assets	34,896	35,619
Total assets	$ 1,189,442	$ 1,174,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 389,087	$ 383,319
Unearned premiums	314,343	297,272
Accrued expenses	19,973	21,287
Borrowings under line of credit	39,506	35,617
Subordinated debentures	20,465	20,465
Other liabilities	23,274	36,557
Total liabilities	806,648	794,517
Stockholders' equity:
Class A common stock	207	207
Class B common stock	56	56
Additional paid-in capital	167,401	167,094
Accumulated other comprehensive income	8,776	8,561
Retained earnings	215,604	213,435
Treasury stock, at cost	(9,250)	(9,250)
Total stockholders' equity	382,794	380,103
Total liabilities and stockholders' equity	$ 1,189,442	$ 1,174,620
CONTACT: Jeffrey D. Miller
         Senior Vice President & Chief Financial Officer
         Phone (717) 426-1931
         E-mail: jeffmiller@donegalgroup.com